Exhibit 4(g)

Execution Copy

SIXTH AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT

          THIS SIXTH AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT, dated as of March 25, 2003 (this "Amendment"), is between HASTINGS MANUFACTURING COMPANY, a Michigan corporation (the "Company"), and BANK ONE, NA, a national banking association, with its main office in Chicago, Illinois (the "Bank"), successor by merger to Bank One, Michigan, a Michigan banking corporation, formerly known as NBD Bank.

RECITALS

          A.          The Company and the Bank are parties to an Amended and Restated Letter Agreement dated as of August 28, 1998, as amended by the First Amendment to Amended and Restated Letter Agreement dated as of November 11, 1999, as amended by the Second Amendment to Amended and Restated Letter Agreement dated as of March 30, 2000, as amended by the Third Amendment to Amended and Restated Letter Agreement dated as of October 31, 2000, as amended by the Fourth Amendment to Amended and Restated Letter Agreement dated March 21, 2001, and as amended by the Fifth Amendment to Amended and Restated Letter Agreement dated May 31, 2002 (as now and hereafter amended, the "Letter Agreement"), pursuant to which the Bank made a term loan in the original principal amount of $6,600,000 to the Company, the outstanding balance of which term loan is $1,935,000, and the Bank provides to the Company a revolving credit facility in the maximum aggregate principal amount of $4,250,000.

          B.          The Company has requested that the Letter Agreement be amended in certain respects, and the Bank is willing to so amend the Letter Agreement, all on the terms and condition set forth in this Amendment.

TERMS

          In consideration of the premises and of the mutual agreements contained herein and in the Letter Agreement, the parties agree as follows:

ARTICLE I. AMENDMENTS. Effective upon the date that the conditions of effectiveness set forth in Article III of this Amendment are satisfied, which date (the "Amendment Date") shall be determined by the Bank in its sole discretion, the Letter Agreement is amended as follows:

          1.1          The following definition of the term "Adjusted EBITDA" is added to paragraph 1 in alphabetical order:

          "Adjusted EBITDA" shall mean, for any period, (a) EBITDA for such period, plus (b) to the extent deducted from revenues in determining such EBITDA, extraordinary losses incurred other than in the ordinary course of business, minus (c) to the extent included in determining such EBITDA, extraordinary gains realized other than in the ordinary course of business, minus (d) cash taxes paid during such period, minus (e) capital expenditures for such period, to the extent such capital expenditures are not (i) made under the terms of Capital Leases for specific assets acquired or (ii) financed with the proceeds of specific loans obtained from the Bank or any other lender solely for the purpose of financing such capital expenditures and which loans may not be used for any other purpose, minus (f) all dividends, distributions and other payments during such period on any capital stock of the Company and all payments during such period in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any capital stock of the Company, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          1.2          The following definition of the term "Adjusted Total Liabilities" is added to paragraph 1 in alphabetical order:

          "Adjusted Total Liabilities" shall mean, as of any date, (a) Total Liabilities, minus (b) to the extent included in Total Liabilities, (i) all amounts accrued for post-retirement benefit obligations other than pensions, (ii) all amounts accrued for pension liabilities net of prepaid pension assets, and (iii) Subordinated Debt; all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          1.3          The definition of the term "Applicable Margin" in paragraph 1 is amended and restated in full as follows:

          "Applicable Margin" shall mean, with the respect to any Eurodollar Rate Loan or Floating Rate Loan, whether revolving credit loan or term loan, or nonusage fees payable under paragraph 4, as the case may be, the applicable margin set forth in the table below based on the Funded Debt Ratio, as adjusted on the first day of each fiscal quarter based on such ratio as of the last day of the fiscal quarter immediately preceding such fiscal quarter, provided that the Applicable Margin in effect on the first day of any Eurodollar Interest Period for any Eurodollar Rate Loan shall remain in effect for the entire Eurodollar Interest Period and, notwithstanding anything herein to the contrary, upon or during the continuance of any Event of Default the Applicable Margin shall be based on the highest possible respective Applicable Margins described in the table below, regardless of the Funded Debt Ratio:

	Interest on Loans				Fees
Funded Debt Ratio	Floating Rate For Revolving Credit Loans	Eurodollar Rate For Revolving Credit Loans	Floating Rate For Term Loan	Eurodollar Rate For Term Loan	Nonusage Fee

›3.50: 1.00 and ‹4:00: 1.00	0.25%	3.25%	0%	2.65%	0.25%
›2.75: 1.00 and ‹3.50: 1.00	0%	2.75%	0%	2.65%	0.25%
‹2.75: 1.00	(-0.25%)	2.50%	0%	2.65%	0.25%

          1.4          The definition of the term "Borrowing Base" in paragraph 1 is amended and restated in full as follows:

          "Borrowing Base" shall mean, as of any date, the sum of (a) an amount equal to 75% of the value of Eligible Accounts Receivable, plus (b) an amount equal to 35% of the value of Eligible Inventory that constitutes finished goods, plus (c) an amount equal to 35% of the value of Eligible Inventory that constitutes raw materials, plus (d) an amount equal to 20% of the LIFO Reserve of the Company. Notwithstanding anything to the contrary, until the earlier of (1) delivery of the report of the inventory consultant required under Section 9(i) and (2) July 1, 2003, the Borrowing Base shall be calculated using the Company's determination of obsolescent inventory in accordance with its practices utilized for the calculation of the Borrowing Base as of January 1, 2003 as provided to the Bank. Thereafter, the Borrowing Base shall be calculated determining obsolescent inventory as the parties may reasonably mutually agree, taking into account the findings and conclusions of such inventory consultant to the extent available.

          1.5          The following definition of the term "Debt Service" is added to paragraph 1 in alphabetical order:

          "Debt Service" shall mean, for any period, the sum, without duplication, of (a) interest paid or payable during such period on Funded Debt, including without limitation Subordinated Debt, plus (b) all regularly scheduled payments of principal or other sums paid or payable during such period with respect to Funded Debt, including without limitation Subordinated Debt; as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          1.6          The definition of the term "Debt Service Coverage Ratio" in paragraph 1 is amended and restated in full as follows:

          "Debt Service Coverage Ratio" shall mean, for any period, the ratio of (a) Adjusted EBITDA to (b) Debt Service; as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          1.7          The definition of the term "EBITDA" in paragraph 1 is amended and restated in full as follows:

          "EBITDA" shall mean, for any period, Cumulative Net Income for such period net of any adjustment for post-retirement benefit obligations other than pensions, plus all amounts deducted in determining such Cumulative Net Income on account of (a) Interest Expense, (b) income taxes and the State of Michigan single business tax, and (c) depreciation and amortization expense; all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          1.8          The words "valued at the lower of cost or market on a FIFO basis," in the definition of the term "Eligible Inventory" are deleted, and the words "valued at the lower of cost or market on a LIFO basis," are inserted in place thereof.

          1.9          The following definition of the term "Funded Debt Ratio" is added to paragraph 1 in alphabetical order (the original definition of "Funded Debt Ratio" having been deleted in the Second Amendment referenced above):

          "Funded Debt Ratio" shall mean, as of any date, the ratio (a) Funded Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date; as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles; provided that for purposes of determining compliance with subpart (c) of paragraph 10 as of the end of each fiscal quarter of the Company ending prior to the end of the fiscal quarter ending on or about March 31, 2004 (each an "Annualized Fiscal Quarter End"), EBITDA shall be determined by annualizing the amount of EBITDA for the period less than four complete fiscal quarters of the Company commencing with the fiscal quarter beginning on or about April 1, 2003 through such Annualized Fiscal Quarter End , as follows: for the Annualized Fiscal Quarter End ending on or about June 30, 2003, such amount of EBITDA shall be multiplied by four (4), for the Annualized Fiscal Quarter End ending on or about September 30, 2003, such amount of

EBITDA shall be multiplied by two (2), and for the Annualized Fiscal Quarter End ending on or about December 31, 2003, such amount of EBITDA shall be multiplied by one and one third (1 and 1/3).

          1.10          The definition of the term "Interest Payment Date" in paragraph 1 is amended and restated in full as follows:

                    "Interest Payment Date" shall mean (a) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period with respect to such Eurodollar Rate Loan, in the case of any Interest Period exceeding thirty (30) days, those days that occur during such Interest Period at intervals of thirty (30) days after the first day of such Interest Period, and (b) in all other cases, the last Business Day of each month occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Amendment.

          1.11          The following definition of the term "LIFO Reserve" is added paragraph 1 in alphabetical order:

          "LIFO Reserve" of any person shall mean reserves of such person for inventory valuation attributable to LIFO inventory accounting; as determined in accordance with generally accepted accounting principles

          1.12          The definition of the term "Maturity Date A" in paragraph 1 is amended and restated in full as follows:

          "Maturity Date A" shall mean the earlier to occur of (a) April 30, 2004, and (b) the date on which the Advances shall be due and payable pursuant to paragraph 13 of this Agreement.

          1.13          The definition of the term "Maximum Amount" in paragraph 1 is amended and restated in full as follows:

          "Maximum Amount" shall mean the maximum amount of the Advances that may be made hereunder pursuant to paragraph 2(a), which shall be $7,000,000 from and including the Sixth Amendment Date and at all times thereafter, as such amount may be amended from time to time and subject to the other limitations of this Agreement.

          1.14          The definitions of the terms "Negotiated Interest Period", "Negotiated Rate" and "Negotiated Rate Loan" are deleted from paragraph 1, and the Negotiated Rate option no longer shall be available under the Letter Agreement.

          1.15          The following definition of the term "Note Pledge Agreement" is added to paragraph 1 in alphabetical order:

          "Note Pledge Agreement" shall mean the pledge agreement entered into by the Company for the benefit of the Bank in order to give effect to paragraph 8(aa)(e) of this Agreement, in form and substance satisfactory to the Bank, as amended or modified from time to time.

          1.16          The definition of the term "Security Documents" in paragraph 1 is amended and restated in full as follows:

          "Security Documents" shall mean, collectively, the Security Agreements, the Guaranties, the Note Pledge Agreement, the Pledge Agreements, any and all mortgages and assignments of rents given by the Company or any of the Guarantors in favor of the Bank, and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Advances and the Term Loan.

          1.17          The following definitions of the terms "Sixth Amendment" and "Sixth Amendment Date", respectively, are added to paragraph 1 in alphabetical order:

          "Sixth Amendment" shall mean the Sixth Amendment to this Agreement dated as of March 25, 2003.

          "Sixth Amendment Date" shall mean the Amendment Date (as defined in the Sixth Amendment).

          1.18          The following definition of the term "Subordinated Debt" is added to paragraph 1 in alphabetical order:

          "Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money which is expressly subordinate and junior in right and priority of payment to the Loans and Advances and all other loans and advances made by the Bank to such person and other Indebtedness of such person to the Bank in manner and by agreement satisfactory in form and substance to the Bank.

          1.19          The following definition of the term "Tangible Capital Funds" is added to paragraph 1 in alphabetical order:

          "Tangible Capital Funds" shall mean, as of any date, the sum of (a) Tangible Net Worth plus (b) Subordinated Debt; as determined for the Company and its

Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

          1.20          The following sentence is added to the end of paragraph 2(a):

          Notwithstanding anything to the contrary, on and after the Sixth Amendment Date, Letters of Credit shall no longer be available under this Agreement.

          1.21          Paragraph 4 is amended and restated in full as follows:

          4.          Nonusage Fee.  The Company agrees to pay to the Bank a nonusage fee on the daily average unused amount of the Revolving Credit Facility (calculated on a 360 day basis), at a rate equal to the Applicable Margin. Accrued nonusage fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement, and on Maturity Date A.

          1.22          Paragraph 8(aa) is amended and restated in full as follows:

          8(aa).          Security and Collateral. To secure the payment when due of the Revolving Credit Note and the Term Note and all other obligations of the Company under this Agreement to the Bank, the Company shall execute and deliver, or cause to be executed and delivered, to the Bank Security Documents granting the following:

          (a)          Security interests in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of the Company, including without limitation the promissory note described in clause (e) below and all security therefor.

          (b)          Guaranties of all Domestic Subsidiaries of the Company.

          (c)          Security interests in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of all the Guarantors.

          (d)          Pledges of 65% (100% upon the occurrence of and during the continuation of any Event of Default) of the capital stock owned by the Company or any of its Domestic Subsidiaries in any Foreign Subsidiaries.

          (e)          A pledge of a promissory note, in form and substance satisfactory to the Bank, to be issued by Hastings Inc. to the Company (the "Intercompany Note") evidencing all loans and advances from time to time made by the Company to Hastings Inc., which Intercompany Note shall be secured by a security interest, pursuant to an agreement in form and substance satisfactory to the Bank, in all personal property assets of Hastings Inc., and which pledge shall include all collateral and other security for the Intercompany Note.

          (f)          All other security and collateral described in the Security Documents.

          (g)          A first-priority mortgage lien on the Company's real property commonly known as 325 North Hanover St., Hastings, Michigan (the "Mortgage Property"), and in addition, in accordance with subpart (e) of paragraph 10 of this Agreement, all other real property of the Company and its Subsidiaries shall be subject to a negative pledge in favor of the Bank. The Company agrees, notwithstanding anything to the contrary in this agreement or any mortgage, to do the following:

                    (ii) Environmental Investigation. Within thirty (30) days after the Sixth Amendment Date, deliver to the Bank the Bank's standard form of environmental questionnaire duly completed with respect to the Mortgage Property, together with such other information as the Bank may deem necessary or desirable in order to complete its environmental investigation with respect thereto, including without limitation to enable the Bank to obtain such Environmental reports with respect to the Mortgage Property as it may require.

                    (iii) Complete Mortgage Collateral Items. By not later than July 1, 2003, deliver to the Bank, or cause to be delivered to the Bank, the following; provided that the Company agrees to execute and deliver, or cause to be executed and delivered, the mortgage form required below as of the Sixth Amendment Date:

                                        (A)          A mortgage in form and substance satisfactory to the Bank duly executed on behalf of the Company, granting to the Bank a first-priority mortgage lien on the Mortgage Property, together with:

                                        (B)          Evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to such mortgage, including the filing of a fixture financing statement and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Bank thereunder;

                                        (C)          A satisfactory appraisal of the Mortgage Property prepared by an appraiser acceptable to the Bank;

                                        (D)          A policy of mortgage title insurance in form and amount, and issued by an insurer, satisfactory to the Bank, insuring the interest of the Bank under such mortgage without standard exceptions and without any special exceptions not acceptable to the Bank and containing such further endorsements, affirmative coverage and other terms as the Bank may reasonably request;

                                        (E)          A survey of the Mortgage Property, made by a land surveyor licensed in the State in which such property is located and acceptable to the Bank complying with the Minimum Standard Detail Requirements for Land Title Surveys as adopted by the American Title Association and the American Congress on Surveying and Mapping and showing such details as the Bank may reasonably request, certified to the Bank and the issuer of such mortgage title insurance policy in form reasonably acceptable to the Bank;

                                        (F)          A Flood-zone certification, in form and substance satisfactory to the Bank, with respect to Mortgage Property;

                                        (G)          Evidence that the casualty and other insurance required pursuant to such Mortgage is in full force and effect;

                                        (H)          The favorable written opinions of counsel for the Company as to such matters with respect to such Mortgage as the Bank may reasonably request; and

                                        (I)          An environmental certificate on the Bank's standard form with respect to the Mortgage Property, duly executed on behalf of the Company and the Guarantors.

          1.23          Subparts (ii) and (vi) of paragraph 9(d) are amended and restated in full, respectively, as follows:

          (ii)          As soon as available and in any event within 30 days after the end of each month, the balance sheet of the Company and its Subsidiaries as of the end of such month, and the related statement of income for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, together with, in the case of each such month-end that corresponds to a fiscal quarter-end of the Company, a certificate of the chief financial officer of the Company stating (A) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail)

showing compliance with paragraph 10(a), (b), (c), (d), (h), (i) and (j) hereof is in conformity with the terms of this Agreement;

*     *     *

          (vi)          As soon as available and in any event not later than 15 days after the end of each month, a Borrowing Base Certificate prepared as of the close of business on the last business day of each such month, together with supporting schedules, in form and detail satisfactory to the Bank, setting forth such information as the Bank may request with respect to the aging, value, location and other information relating to the computation of the Borrowing Base and the eligibility of any property or assets included in such computation, certified as true and correct by the chief financial officer of the Company; and

          1.24          Subpart (h) is added to the end of paragraph 9 as follows (subparts (f) and (g) previously having been added pursuant to the prior amendments identified above):

          (f)          Maintenance of Deposit Accounts. Maintain, and cause each of its Subsidiaries to maintain, all of its deposit accounts with the Bank.

          1.25          Subpart (h) is added to the end of paragraph 9 as follows (subparts (f) and (g) previously having been added pursuant to the prior amendments identified above):

          (i)          Inventory Consultant. As soon as practicable, engage a consultant acceptable to the Bank to review and evaluate, and provide to the Company and the Bank a written report with respect to such review and evaluation of, the Company's inventory accounting practices, including assessing the degree of conformity of those practices to industry norms, and cause such consultant to provide such written report not later than July 1, 2003.

          1.26          Subparts (a), (b) and (c) of paragraph 10 are amended and restated in full, respectively, as follows:

          (a)          Adjusted Total Liabilities to Tangible Capital Funds. Permit or suffer the ratio of Adjusted Total Liabilities to Tangible Capital Funds to be greater than 8.00 to 1.00 at any time.

          (b)          Debt Service Coverage Ratio. Permit or suffer the Debt Service Coverage Ratio to be less than (i) 1.15 to 1.00 for the fiscal quarter of the Company ending on or about June 30, 2003 or (ii) 1.30 to 1.00 for the period of two consecutive fiscal quarters of the Company ending on or about September 30, 2003, for the period of three consecutive fiscal quarters of the Company ending on or about December 31, 2003, or for any period of four consecutive fiscal quarters of the Company ending thereafter.

          (c)          Funded Debt Ratio. Permit or suffer the Funded Debt Ratio to be greater than (i) 4.00 to 1.00 as of the end of the fiscal quarter of the Company ending on or about June 30, 2003 or (ii) 3.75 to 1.00 as of the end of any fiscal quarter of the Company ending thereafter.

          1.27          Subpart (d) of paragraph 10 is amended and restated in full as follows:

          (d)          Indebtedness; Contingent Liabilities. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness or Contingent Liabilities other than:

                              (i)          The Advances and other Indebtedness and Contingent Liabilities to the Bank;

                              (ii)          The Indebtedness described on Schedule 10(d), having the same terms as those existing on the date of this Agreement, but no extension or renewal thereof shall be permitted;

                              (iii)          Indebtedness of any Subsidiary of the Company owing to the Company or to any other Domestic Subsidiary of the Company;

                              (iv)          Indebtedness under lines of credit to other banks in an aggregate principal amount not to exceed $2,000,000 at any time; and

                              (v)          Subordinated Debt of Hastings Inc. owing to 1565062 Ontario Inc. and 1565063 Ontario Inc. in the principal amount of Can $1,000,000 evidenced by a promissory note dated on or about March 26, 2003 made by Hastings Inc. and owing to 1565062 Ontario Inc. and 1565063 Ontario Inc. in the principal amount of Can $3,500,000 evidenced by a separate promissory note dated on or about March 26, 2003 made by Hastings Inc.

          1.28          Subpart (e) of paragraph 10 is amended and restated in full as follows:

          (e)          Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

                    (i)          Liens in favor of the Bank, Liens expressly permitted under the Security Documents, and Liens expressly permitted under any other loan agreement, security agreement, mortgage or pledge agreement in favor of the Bank;

                    (ii)          Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                    (iii)          Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute: (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety or customs bonds to which the Company or any of its Subsidiaries is a party; and

                    (iv)          Each Lien described in on Schedule 10(e) may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted.

          1.29          Subpart (i) of paragraph 10 is amended and restated in full as follows:

                    (i)          Investments, Loans and Advances. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor incur any Material contingent liability, other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, (ii) loans and advances to Hastings Inc. in an aggregate principal amount not exceeding $3,000,000 at any time; provided that all such loans and advances at all times shall be evidenced by the Intercompany Note, and (iii) other amounts which do not exceed, in the aggregate, $1,000,000.

          1.30          Subpart (j) of paragraph 10 is amended and restated in full as follows:

          (j)          Leases. Enter into, permit or suffer to remain outstanding any arrangement for the leasing of real or personal property, wherein the aggregate liability of the

Company and its Subsidiaries for lease payments exceeds $575,000 during any period of four consecutive fiscal quarters of the Company.

          1.31          The sentence at the end of paragraph 10, which begins with the words "For purposes of this paragraph 10", as amended and restated in full as follows:

For purposes of this paragraph 10 and the determination of the Applicable Margin from time to time, the financial covenants and ratios, and the related defined terms, shall be determined in accordance with generally accepted accounting principles, except as otherwise expressly provided in this Agreement.

          1.32          The initial portion of paragraph 13 is amended and restated in full as follows:

Each of the following shall be deemed an Event of Default under this Agreement, and upon the occurrence of any of the following, if elected by the Bank (or in the case of any event under subpart (f) of this paragraph 13, automatically without any election or other action by the Bank), each Note and all accrued interest thereon and all other indebtedness, obligations and liabilities of the Company to the Bank shall be immediately due and payable, without notice or demand:

          1.33          Subpart (e) of paragraph 13 is amended and restated in full as follows:

          (e)          (i) any event of default shall occur under any other agreement, instrument or other document between, or made by, the Company or any of its Subsidiaries and, or in favor of, the Bank, including without limitation the loan agreement between Hastings Inc. and the Bank, as amended or modified from time to time, including any agreement entered into in replacement thereof; or (ii) the Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any other agreement, instrument or other document now or hereafter evidencing any indebtedness, obligation or liability of any kind, or shall fail to perform or observe any other term, covenant or agreement contained in, or if any other event or condition occurs or exists under, any such other agreement, instrument or other document, beyond any period of grace, if any, provided with respect thereto, if the effect of any such failure is to cause, or permit the holders of such indebtedness, obligation or liability (or a trustee on behalf of such holders) to cause, any payment in respect of such indebtedness, obligation or liability to become due prior to its due date; or

          1.34          Exhibit A annexed to the Letter Agreement is deleted in its entirety and Exhibit A annexed to this Amendment shall be deemed substituted in place thereof. The Company shall execute and deliver to the Bank a replacement revolving credit note in the form of Exhibit A annexed to this Amendment (the "Replacement Revolving Credit Note") to be exchanged for the existing Revolving Credit Note issued by the Company to the Bank under the Letter Agreement (the "Existing Revolving Credit Note"). On the Amendment Date, the principal balance of the Existing Revolving Credit Note, as well as all other information which has been endorsed on the books and records of the Bank with respect to the Existing Revolving Credit Note, shall be endorsed on the books and records of the Bank with respect to the Replacement Revolving Credit Note. The execution and delivery by the Company of the Replacement Revolving Credit Note shall not in any circumstances be deemed a novation or to have terminated, extinguished or discharged the Company's indebtedness evidenced by the Existing Revolving Credit Note, all of which indebtedness shall continue under and be evidenced and governed by the Replacement Revolving Credit Note, and the Letter Agreement, as amended, and the Bank shall be entitled to all of the benefits of the Security Documents with respect to the entire indebtedness evidenced by the Replacement Revolving Credit Note.

          1.35          Notwithstanding anything to the contrary in the Letter Agreement, any action or failure to act by Hastings Inc. that would be prohibited by the covenants in the Letter Agreement but is permitted under the terms of the letter loan agreement dated on or about March 26, 2003 between Hastings Inc. and Bank One, NA, Canada Branch, as amended or modified from time to time, shall be deemed permitted with respect to Hastings Inc. under the Letter Agreement.

ARTICLE II. REPRESENTATIONS. The Company represents and warrants to the Bank that:

          2.1          The execution, delivery and performance of this Amendment, the Replacement Revolving Credit Note, the Note Pledge Agreement (as defined above) and the Company Guaranty (as defined below) are within its powers, have been duly authorized and are not in contravention of any law, of the terms of its Articles of Incorporation or By-laws, or of any material undertaking to which it is a party or by which it is bound.

          2.2          This Amendment, the Replacement Revolving Credit Note, the Note Pledge Agreement and the Company Guaranty constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          2.3          After giving effect to the amendments herein contained, the representations and warranties contained in paragraph 11 of the Letter Agreement (including without limitation part (k) thereof added pursuant to the Second Amendment referenced above) and in the Security Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, provided, that, the representations and warranties contained in paragraph 11(f) of the Letter Agreement shall be deemed to have been made with respect to the financial statements most recently delivered pursuant to paragraph 9(d) of the Letter Agreement.

          2.4          No Default or Event of Default exists or has occurred and is continuing on or as of the Amendment Date.

ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until each of the following has been satisfied:

          3.1          Copies of resolutions adopted by the Board of Directors of the Company, certified by an officer of the Company as being true and correct and in full force and effect without amendment as of the date hereof, authorizing the Company to enter into this Amendment and any other documents or agreements executed pursuant hereto, shall have been delivered to the Bank.

          3.2          This Amendment shall be executed and delivered by the Company and the Bank.

          3.3          The Company shall have executed and delivered the Replacement Revolving Credit Note.

          3.4          The Company shall have executed and delivered the Note Pledge Agreement (as defined above), together with the original Intercompany Note (as defined above), endorsed in blank to the Bank, and the Bank shall have received satisfactory evidence of all collateral and other security for the Intercompany Note and of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to such collateral and other security, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Company and assigned to the Bank thereunder, together with lien searches in such offices as the Bank may request

          3.5          The Bank shall have received satisfactory evidence of the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Bank may deem necessary or appropriate with respect to the collateral and other security required under paragraph 8(aa) of the Letter Agreement, including the filing of financing statements and similar documents which the Bank may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Bank under the Security Documents, together with lien searches in such offices as the Bank may request

          3.6          The Company shall have executed and delivered to the Bank a guaranty, in form and substance satisfactory to the Bank, of all indebtedness of Hastings Inc. to the Bank (the "Company Guaranty").

          3.7          All conditions to the effectiveness of the letter loan agreement between the Bank and Hastings Inc., and the funding of the initial extension of credit thereunder, shall have been satisfied as determined by the Bank in its sole discretion.

          3.8          The Company shall have caused to be delivered to the Bank the favorable written opinions of Warner Norcross & Judd LLP, general counsel for the Company, and Lang Michener, counsel for Hastings Inc., with respect to such matters as the Bank may reasonably request.

          3.9          The Company shall have delivered to the Bank copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or Hastings Inc. in connection with the execution, delivery and performance of this Amendment, the Replacement Revolving Credit Note, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment, the Replacement Revolving Credit Note or any of the Security Documents, certified as true and correct and in full force and effect as of the Amendment Date by a duly authorized officer of the Company, or, if none is required, a certificate of such officer to that effect.

          3.10          The Company shall have compensated the Bank, in accordance with the Bank's schedule of fees and costs as amended from time to time, for all collateral audits performed by the Bank or its agents in connection with the this Amendment and the Bank's loan agreement with Hastings Inc., to the extent such fees and costs exceed $5,000.

          3.11          The Bank shall have received such other documents and agreements and the Company shall have satisfied such other conditions and completed such other matters as the Bank may reasonably request.

ARTICLE IV.          MISCELLANEOUS.

          4.1          References in the Letter Agreement to "this Agreement" and references in any note, certificate, instrument or other document, including without limitation the Security Documents, to the Letter Agreement or to the Existing Revolving Credit Note, or to any pronoun or other term understood in the context to mean the Letter Agreement or the Existing Revolving Credit Note, shall be deemed to be references to the Letter Agreement as amended hereby and as further amended from time to time, and the Replacement Revolving Credit Note, respectively.

          4.2          The Company agrees to pay and to save the Bank harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Bank in connection with preparing this Amendment and the related documents.

          4.3          The Company acknowledges and agrees that the Bank has fully performed all of its obligations under all documents executed in connection with the Letter Agreement and all actions taken by the Bank are reasonable and appropriate under the circumstances and within its rights under the Letter Agreement and all other documents executed in connection therewith and otherwise available. The Company represents and warrants that it is not aware of any claims or causes of action against the Bank, or any of its successors or assigns. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company and its heirs, successors and assigns, hereby release the Bank and its heirs, successors and assigns from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof to any agreements or transactions between the Bank and the Company or to any acts or omissions of the Bank in connection therewith or otherwise.

          4.4          Except as expressly amended or replaced hereby, the Company agrees that the Letter Agreement, the Security Documents, the promissory notes and all other documents and agreements executed by the Company in connection with the Letter Agreement in favor of the Bank are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. The Company agrees that all collateral and other security provided to the Bank under the Security Documents shall secure the Company's obligations under the Company Guaranty. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Letter Agreement.

          4.5          This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          4.6          This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment.

          4.7          The Company agrees to execute and deliver all documents reasonably deemed necessary by the Bank to carry out the intent of and/or to implement this Amendment.

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          IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the date first above written.

HASTINGS MANUFACTURING COMPANY

By: /s/ Thomas J. Bellgraph
Its: Vice President of Corporate Administration

BANK ONE, NA

By: /s/ Douglas L. Kohlbeck
Its: Vice President